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                             DEBEVOISE & PLIMPTON
                               875 Third Avenue
                              New York, NY 10022
                           telephone: (212) 909-6000
                           facsimile: (212) 909-6836



                                                             September 22, 1998


Telecommunications Techniques Co., LLC
20400 Observation Drive
Germantown, MD  20876-4023

Dynatech Corporation
3 New England Executive Park
Burlington, MA  01803-5087


                       Registration Statement on Form S-4
                 of Telecommunications Techniques Co., LLC and
                              Dynatech Corporation
                          (Registration No.  333-60893)
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Ladies and Gentlemen:

     We have acted as special counsel to Telecommunications Techniques Co., LLC, a Delaware limited liability company ("TTC"), and Dynatech Corporation, a Massachusetts corporation ("Dynatech"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a form of Prospectus (the "Prospectus") relating to the proposed offering of $275,000,000 aggregate principal amount of TTC's 9-3/4% Senior Subordinated Notes Due 2008 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 9-3/4% Senior Subordinated Notes Due 2008 (the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture dated as of May 21, 1998, as supplemented by the First Supplemental Indenture dated as of May 21, 1998 (as so supplemented, the "Indenture"), among TTC, Dynatech and State Street Bank and Trust Company (the "Trustee"). The
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obligations of TTC pursuant to the New Notes are to be guaranteed by Dynatech pursuant to and as set forth in the Indenture (the "Parent Guarantee").

     In so acting as special counsel to TTC and Dynatech, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate and limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of TTC, Dynatech and others. With your permission, for purposes of the opinion expressed herein, we have assumed (i) that the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) that the Indenture is valid, binding and enforceable with respect to the Trustee, and (iv) as being correct the opinions expressed in the opinion letter of Mark V.B. Tremallo, Esq., Corporate Vice President--General Counsel of Dynatech, of even date herewith, addressed to each of you and filed as an exhibit to the Registration Statement.

     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

          Upon the execution and issuance of the New Notes by TTC and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will be valid and binding obligations of TTC, enforceable against TTC in accordance with their terms, and (2) the Parent Guarantee will constitute a valid and binding obligation of Dynatech, enforceable against Dynatech in accordance with its terms.

          The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

          We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware.


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          We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.


                              Very truly yours,

                              /s/ DEBEVOISE & PLIMPTON



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